LightPath Technologies Announces Fourth Quarter and Fiscal 2011 Financial Results

Reports Annual Revenue Increase of 8%, Annual Backlog Growth of 31% and Positive Net Income for the 4th Quarter

ORLANDO, FL -- (Marketwire - September 08, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH) (the "Company," "LightPath," or "we"), a global manufacturer, distributor and integrator of patented optical components and high-level assemblies, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2011. Full details are available in the Company's Annual Report on Form 10-K filed today with the SEC at www.sec.gov.

Highlights:

  Backlog scheduled to ship within the next 12 months was $3.87 million as of June 30, 2011, an increase of approximately $923,000 from June 30, 2010.
  Revenue for the fourth quarter of fiscal 2011 was $2.78 million as compared to $2.81 million in the fourth quarter of 2010.
  Gross margin was 40% for the fourth quarter of fiscal 2011 as compared to 51% for the fourth quarter of fiscal 2010.
  EBITDA for the fourth quarter of fiscal 2011 was $281,000 compared to $488,000 in the fourth quarter of fiscal 2010.
  Net income for the fourth quarter of fiscal 2011 was approximately $429 compared to approximately $92,000 for the fourth quarter of fiscal 2010.
  Unit shipment volume in precision molded optics was up 44% in the fourth quarter of fiscal 2011 compared to the same period last year.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "For the fiscal year 2011 revenues grew 8% to $10 million, backlog increased $923,000 up 31% and gross margins remained healthy at 39% albeit down from the previous year as the cost of goods sold was impacted by the ramping up of production volume, competitive price pressures and product mix changes. We have identified the areas of cost increases and continue to work on cost reductions and productivity improvements. LightPath was able to grow its business in spite of an uncertain market environment and a weak economy. The work we have done during the year to strengthen our sales network and put out new products as we execute our business plan is paying off as shown in the revenue growth from our distribution and catalog channels, each up 18%, solid gains in instrumentation, up 29%, and industrial markets up 10%. Unit shipment volume continues to ramp up with a 44% increase in units shipped in the fiscal fourth quarter of 2011 and a 38% unit volume increase for fiscal year 2011."

"LightPath is continuing to improve its overall performance and has reported positive net income in the fourth quarter of fiscal 2011. Fiscal fourth quarter revenue grew to $2.78 million up 14% over the previous quarter. Gross margin was 40% and our backlog of orders grew $240,000 quarter to quarter. EBITDA for fiscal fourth quarter of 2011 was $281,000 indicating the continued improved performance of the Company's core operations."

Gaynor continued, "Despite all the economic uncertainty and high unemployment rate, the photonics industry remains an area of high growth. The July 2011 Photonics Market Index (an index of 25 photonics companies, which includes LightPath, published by OEM Capital) is up 12.1% this calendar year to date and up 75% for the last 12 months as compared to the S&P 500. While we are cautious about the near term we believe, as the fiscal 2011 results above indicate, that our business plan is working. We see continued growth opportunities for LightPath in the low cost commercial and infrared markets that make us very optimistic and excited for our long term business. While we have seen gross margin erosion in 2011 due primarily to competitive price pressure, increased labor costs overseas and product mix changes, we do have plans in place to further reduce our manufacturing costs and improve our gross margin contribution. We expect our upward growth trend to continue and anticipate it to accelerate in fiscal 2012."

Financial Results for Three Months Ended June 30, 2011

Revenue for the fourth quarter of fiscal 2011 totaled $2.78 million compared to $2.81 million for the fourth quarter of fiscal 2010, a decrease of 1%. This decrease was primarily attributable to product mix changes, with lower sales volumes of isolators offset by higher sales in collimators. Our precision molded optics sales units were significantly higher as a result of our increased production capability and our pursuit of high volume low cost lens business. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, our low cost lenses being sold in Asia and a number of new lens designs currently in development.

Our gross margin percentage in the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010 decreased to 40% from 51%. Total manufacturing cost of $1.7 million was approximately $297,000 higher in the fourth quarter of fiscal 2011 compared to the same period of the prior fiscal year. The manufacturing cost increase was due to higher wages, increased freight costs and higher tooling expenses primarily associated with increasing our production rates. Unit shipment volume in precision molded optics was up 44% in the fourth fiscal quarter of 2011 compared to the same period last year. The manufacturing cost increase was partially offset by a 22% improvement in productivity.

Fourth quarter fiscal 2011 total costs and expenses decreased $60,000 to $1.1 million compared to $1.2 million for the same period in fiscal 2010. Selling, general and administrative expenses decreased by $95,000 to $842,000 in the fourth quarter of 2011 compared to the fourth quarter of 2010. The primary cost reduction resulted from decreasing the amount spent on investor relation activities by $60,000. This reduction was partially offset by increased spending of $39,000 to $258,249 on new product development.

The net result of the higher cost of goods sold and lower total costs and expenses is a net operating income of $22,000 for the fourth quarter of fiscal 2011.

Interest expense was approximately $23,000 in the fourth quarter of fiscal 2011 as compared to $193,000 in the fourth quarter of fiscal 2010. This decrease in interest expense resulted from the conversion of a portion of the outstanding convertible debentures into shares of our common stock. In March 2011, we also extended the maturity date of the outstanding convertible debentures to August 1, 2013. The convertible debentures issued in August 1, 2008 accounted for approximately $20,000 of interest during the quarter ended June 30, 2011. This includes periodic interest at 8% and the amortization of the related debt issuance costs and debt discount.

Net income for the fourth quarter of fiscal 2011 was $429 or $0.00 per basic and diluted common share, compared with to $92,000 or $0.01 per basic and diluted per common share for the same period in fiscal 2010. Weighted-average basic shares outstanding increased to 9,714,156 in the fourth quarter of fiscal 2011 compared to 8,858,563 in the fourth quarter in fiscal 2010 primarily due to the issuance of shares of common stock related to the conversion of debentures in fiscal 2011.

Financial Results for Year Ended June 30, 2011

Revenue for the fiscal year 2011 totaled $10.0 million compared to $9.3 million for fiscal year 2010, an increase of 8%. The increase from the prior fiscal year was primarily attributable to higher sales volumes for precision molded optics, collimators and GRADIUM® lenses. Our sales of precision molded optics units were significantly higher but our average selling price was lower. This is the result of our pursuit of high-volume low-cost lens business. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, our low cost lenses being sold in Asia and a number of new lens designs currently in development.

Our gross margin percentage in fiscal 2011 compared to fiscal 2010 decreased to 39% from 47%. Total manufacturing cost of $6.1 million was $1.1 million higher in fiscal 2011 compared to the prior fiscal year. This increase in cost of goods sold resulted from increased costs associated with ramping up production volumes, competitive price pressures and product mix changes. We incurred increased labor costs of $225,000 for additional staff needed to manage our increased production volume, an increase in the Chinese labor rates totaling $238,000, higher freight costs of $124,000 and one-time costs of $229,000 associated with increasing the amount of tooling inventory to support higher production levels. In addition, the changes in our product mix increased our costs by $286,000. The product mix change was due to higher sales of isolators, collimators and gradium lenses which all have a higher material cost. Unit shipment volume in precision molded optics was up 38% in fiscal 2011 compared to last year. Direct costs, which include material, labor and services, were 27% of revenue in fiscal 2011, as compared to 24% in the prior year. Even with these cost increases we were able to decrease our average cost per unit by 10%. However, this cost improvement was offset by an average selling price decline of 21%. This decrease in selling price was primarily attributed to competitive pricing pressure of precision molded optic lenses and product mix changes. We intend to continue implementing our cost reduction plans and productivity improvements to improve our financial results.

During fiscal 2011, total costs and expenses increased by $626,000 to $4.8 million compared to $4.2 million for fiscal 2010. In fiscal 2010, there were several one-time events that decreased out total costs and expenses by $625,000. These one-time events included D&O insurance payments to refund legal expenses and reversal of accruals for litigation and royalty payments. In fiscal 2011, we had higher salaries and benefit costs of $155,000 and an increase of $95,000 in stock compensation expense offset by a decrease of $262,000 in legal costs.

Interest expense was approximately $606,000 for fiscal 2011 as compared to approximately $728,000 for fiscal 2010. Approximately $5,600 of the interest expense for fiscal 2010 was attributable to our equipment term loan and our capital equipment lease. The convertible debentures issued on August 1, 2008 accounted for approximately $606,000 and $722,000 of interest during fiscal 2011 and 2010, respectively. This represents periodic interest of 8%, amortization and write-off of the related debt issuance costs and debt discount. Included in these totals are related debt discount, debt issue costs and prepaid interest for $262,500 for debentures which were converted into common stock during fiscal 2010. In fiscal 2011, we incurred a $132,000 for loss on extinguishment of debt incurred when we extended the term of the debentures in fiscal 2011.

Net loss for fiscal 2011 was $1.6 million or $0.17 per basic and diluted common share, compared with a net loss of $561,000 or $0.07 per basic and diluted per common share for fiscal 2010. Weighted-average shares outstanding increased to 9,533,558 in fiscal 2011 compared to 8,139,852 in fiscal 2010 primarily due to the issuance of shares of common stock related to the conversion of debentures to common stock in fiscal 2011.

Cash and cash equivalents totaled $929,000 at June 30, 2011. Total current assets and total assets at June 30, 2011 were $4.6 million and $7.1 million compared to $4.8 million and $7.5 million, respectively, at June 30, 2010. Total current liabilities and total liabilities at June 30, 2011 were $1.5 million and $3.1 million compared to $1.1 million and $3.2 million, respectively, for June 30, 2010. As a result, the current ratio as of June 30, 2011 decreased to 3.01 to 1 compared to 4.41 to 1 as of June 30, 2010. Total stockholders' equity at June 30, 2011 totaled $4.0 million compared to $4.2 million at June 30, 2010.

As of June 30, 2011 our backlog of orders scheduled to ship in the next 12 months, was $3.9 million compared to $2.9 million as of June 30, 2010.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, September 8th at 4:00 p.m. EDT to discuss the Company's financial and operational performance for the fourth quarter and fiscal year 2011.

Conference Call Details
Date: Thursday, September 8, 2011
Time: 4:00 p.m. (EDT)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   LIGHTPATH TECHNOLOGIES, INC.
                                              EBITDA

                               (Unaudited)                (Unaudited)
                           Three months ended         Twelve months ended
                                June 30,                   June 30,
                           2011          2010          2011         2010
                       ------------  ------------  -----------  -----------

Net Income (Loss)      $        429  $     91,686  $(1,601,963) $  (560,959)
Depreciation and
 amortization               257,798       203,249      912,929      700,475
Loss on extinguishment
 of debt                          —             —      131,784            —
Interest expense             23,058       193,488      606,255      727,937
                       ------------  ------------  -----------  -----------
  EBITDA               $    281,285  $    488,423  $    49,005  $   867,453
                       ============  ============  ===========  ===========

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                  June 30,       June 30,
                    Assets                          2011           2010
                                               -------------   ------------
Current assets:
  Cash and cash equivalents                    $     928,900  $   1,464,351
  Trade accounts receivable, net of allowance
   of $7,245 and $22,930                           1,833,044      1,804,063
  Inventories, net                                 1,622,637      1,137,678
  Other receivables                                   30,943              —
  Prepaid interest expense                             7,250        167,635
  Prepaid expenses and other assets                  189,630        223,908
                                               -------------   ------------
      Total current assets                         4,612,404      4,797,635
  Property and equipment, net                      2,373,022      2,344,692
  Intangible assets, net                             101,133        134,001
  Debt costs, net                                      7,180        151,530
  Other assets                                        27,737         27,737
                                               -------------   ------------
        Total assets                           $   7,121,476  $   7,455,595
                                               =============   ============
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $     928,790  $     511,523
  Accrued liabilities                                123,705        179,370
  Accrued payroll and benefits                       481,318        396,863
                                               -------------   ------------
      Total current liabilities                    1,533,813      1,087,756

Deferred rent                                        464,262        569,286
8% convertible debentures to related parties,
 net of debt discount                              1,012,500        816,397
8% convertible debentures, net of debt
 discount                                             75,000        737,468
                                               -------------   ------------
      Total liabilities                            3,085,575      3,210,907
                                               -------------   ------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                  —              —
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   9,713,099 and 8,971,638 shares issued and
   outstanding, respectively                          97,131         89,716
  Additional paid-in capital                     207,636,440    206,277,806
  Foreign currency translation adjustment             50,593         23,466
  Accumulated deficit                           (203,748,263)  (202,146,300)
                                               -------------   ------------
      Total stockholders' equity                   4,035,901      4,244,688
                                               -------------   ------------
      Total liabilities and stockholders'
       equity                                  $   7,121,476  $   7,455,595
                                               =============   ============

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Operations

                                (Unaudited)
                            Three months ended        Twelve months ended
                                 June 30,                  June 30,
                             2011         2010         2011         2010
                         -----------  -----------  -----------  -----------
Product sales, net       $ 2,784,550  $ 2,806,773  $10,000,602  $ 9,250,621
Cost of sales              1,666,656    1,369,525    6,078,829    4,935,755
                         -----------  -----------  -----------  -----------
      Gross margin         1,117,894    1,437,248    3,921,773    4,314,866
Operating expenses:
  Selling, general and
   administrative            842,065      937,129    3,771,643    3,259,551
  New product
   development               258,249      219,159      995,087      869,440
  Amortization of
   intangibles                 8,217        8,217       32,868       32,868
  Gain on sale of
   property and
   equipment                 (12,729)      (9,138)     (20,480)      (9,138)
                         -----------  -----------  -----------  -----------
      Total costs and
       expenses            1,095,802    1,155,367    4,779,118    4,152,721
                         -----------  -----------  -----------  -----------
      Operating income
       (loss)                 22,092      281,881     (857,345)     162,145
Other income (expense):
  Interest expense           (22,171)     (57,919)    (170,585)    (210,002)
  Interest expense -
   debt discount                (103)     (96,949)    (316,693)    (370,385)
  Interest expense -
   debt costs                   (784)     (38,620)    (118,977)    (147,550)
  Loss on extinguishment
   of debt                         —            —     (131,784)           —
  Other income
   (expense), net              1,395        3,293       (6,579)       4,833
                         -----------  -----------  -----------  -----------
  Total other expense,
   net                       (21,663)    (190,195)    (744,618)    (723,104)
                         -----------  -----------  -----------  -----------
    Net income (loss)    $       429  $    91,686  $(1,601,963) $  (560,959)
                         ===========  ===========  ===========  ===========
Income (Loss) per common
 share (basic)           $      0.00  $      0.01  $     (0.17) $     (0.07)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (basic)                   9,714,156    8,858,563    9,533,558    8,139,852
                         ===========  ===========  ===========  ===========
Income (Loss) per common
 share (diluted)         $      0.00  $      0.01  $     (0.17) $     (0.07)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (diluted)                10,333,828    9,533,488    9,533,558    8,139,852
                         ===========  ===========  ===========  ===========

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows

                                                        Year ended
                                                         June 30,
                                               ----------------------------
                                                    2011           2010
                                               -------------  -------------
Cash flows from operating activities
Net loss                                       $  (1,601,963) $    (560,959)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                      912,929        700,475
  Interest from amortization of debt discount        316,693        370,385
  Interest from amortization of debt costs           118,977        147,550
  Common stock issued for legal settlement                 —         50,000
  Gain on sale of property and equipment             (20,480)        (9,138)
  Stock based compensation                           246,149        160,416
  Change in provision for doubtful accounts
   receivable                                        (15,685)        (3,201)
  Deferred rent                                     (105,024)       (74,770)
  Loss on extinguishment of debt                     131,784              —
  Common stock issued for payment of
   consulting services                                     —        150,000
Changes in operating assets and liabilities:
  Trade accounts receivables                         (13,296)      (827,228)
  Other receivables                                  (30,943)       183,413
  Inventories                                       (484,959)      (154,400)
  Prepaid expenses and other assets                  194,663        199,522
  Accounts payable and accrued liabilities           446,057       (802,770)
                                               -------------  -------------
    Net cash provided by (used in) operating
     activities                                       94,902       (470,705)
                                               -------------  -------------
Cash flows from investing activities
  Purchase of property and equipment                (908,391)      (987,728)
  Proceeds from sale of equipment                     20,480          9,138
                                               -------------  -------------
    Net cash used in investing activities           (887,911)      (978,590)
                                               -------------  -------------
Cash flows from financing activities
  Proceeds from exercise of stock options              7,634          8,393
  Proceeds from sale of common stock, net of
   costs                                                   —      2,371,688
  Proceeds from sale of common stock from
   employee stock purchase plan                       12,137          6,857
  Costs associated with conversion of
   debentures                                         (6,749)             —
  Repayments of debentures                           (14,250)             —
  Exercise of warrants                               231,659        139,334
  Payments on capital lease obligation                     —         (5,050)
  Payments on note payable                                 —       (152,758)
                                               -------------  -------------
Net cash provided by financing activities            230,431      2,368,464
                                               -------------  -------------
Effect of exchange rate on cash and cash
 equivalents                                          27,127        (34,767)
                                               -------------  -------------
Increase (decrease) in cash and cash
 equivalents                                        (535,451)       884,402
Cash and cash equivalents, beginning of period     1,464,351        579,949
                                               -------------  -------------
Cash and cash equivalents, end of period       $     928,900  $   1,464,351
                                               =============  =============
Supplemental disclosure of cash flow
 information:
  Interest paid in cash                        $       2,236  $       3,477
  Income taxes paid                                    4,429          5,940
Supplemental disclosure of non-cash investing
 & financing activities:
  Convertible debentures converted into common
   stock                                       $     832,500  $     262,500
  Premium from debt exchange                          42,719              —

                        LIGHTPATH TECHNOLOGIES, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years ended June 30, 2011 and 2010
                                 (Unaudited)

                                             Class A            Additional
                                          Common Stock           Paid-in
                                       Shares       Amount       Capital
                                    -----------  -----------  -------------
Balance at June 30, 2009              6,696,992  $    66,970  $ 203,151,364
Issuance of common stock for:
  Employee Stock Purchase Plan            8,910           89          6,768
  Vested restricted stock units          20,000          200           (200)
  Exercise of employee stock
   options                                7,993           80          8,313
  Conversion of debentures              170,455        1,705        260,795
  Cashless exercise of warrants          63,622          636           (636)
  Exercise of warrants                  101,209        1,012        138,322
  Settlement of litigation               26,455          265         49,735
  Consulting services                    69,445          694        149,306
Stock based compensation on stock
 options and restricted stock units           —            —        160,416
Sale of common stock and warrants,
 net                                  1,806,557       18,065      2,353,623
Foreign currency translation
 adjustment                                   —            —              —
Net loss                                      —            —              —

    Comprehensive loss
                                    -----------  -----------  -------------
Balance at June 30, 2010              8,971,638  $    89,716  $ 206,277,806
Issuance of common stock for:
  Employee Stock Purchase Plan            7,854           78         12,059
  Exercise of employee stock
   options                                7,270           73          7,560
  Conversion of debentures, net of
   costs                                540,592        5,406        820,346
  Cashless exercise of warrants          56,695          567           (567)
  Exercise of warrants                  129,050        1,291        230,368
Stock based compensation on stock
 options and restricted stock units           —            —        246,149
Premium from debt exchange                    —            —         42,719
Net loss                                      —            —              —
Foreign currency translation
 adjustment                                   —            —              —

    Comprehensive loss
                                    -----------  -----------  -------------
Balance at June 30, 2011              9,713,099  $    97,131  $ 207,636,440
                                    ===========  ===========  =============

                                      Foreign
                                     Currency                      Total
                                   Translation   Accumulated   Stockholders'
                                    Adjustment     Deficit        Equity
                                    ----------  -------------  ------------
Balance at June 30, 2009            $   58,233  $(201,585,341) $  1,691,226
Issuance of common stock for:
  Employee Stock Purchase Plan               —              —         6,857
  Vested restricted stock units              —              —             —
  Exercise of employee stock
   options                                   —              —         8,393
  Conversion of debentures                   —              —       262,500
  Cashless exercise of warrants              —              —             —
  Exercise of warrants                       —              —       139,334
  Settlement of litigation                   —              —        50,000
  Consulting services                        —              —       150,000
Stock based compensation on stock
 options and restricted stock units          —              —       160,416
Sale of common stock and warrants,
 net                                         —              —     2,371,688
Foreign currency translation
 adjustment                            (34,767)             —       (34,767)
Net loss                                     —       (560,959)     (560,959)
                                                               ------------
    Comprehensive loss                                             (595,726)
                                    ----------  -------------  ------------
Balance at June 30, 2010            $   23,466  $(202,146,300) $  4,244,688
Issuance of common stock for:
  Employee Stock Purchase Plan               —              —        12,137
  Exercise of employee stock
   options                                   —              —         7,633
  Conversion of debentures, net of
   costs                                     —              —       825,752
  Cashless exercise of warrants              —              —             —
  Exercise of warrants                       —              —       231,659
Stock based compensation on stock
 options and restricted stock units          —              —       246,149
Premium from debt exchange                   —              —        42,719
Net loss                                     —     (1,601,963)   (1,601,963)
Foreign currency translation
 adjustment                             27,127              —        27,127
                                                               ------------
    Comprehensive loss                                           (1,574,836)
                                    ----------  -------------  ------------
Balance at June 30, 2011            $   50,593  $(203,748,263) $  4,035,901
                                    ==========  =============  ============

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com